Exhibit No. 21

Subsidiaries of the Registrant

State of Incorporation

Heartland Express, Inc.	Parent	NV
A & M Express, Inc.	Subsidiary	TN
Heartland Express, Inc. of Iowa	Subsidiary	IA
Heartland Express Maintenance Services, Inc.	Subsidiary	IA
Heartland Express Services, Inc.	Subsidiary	IA